Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-127593) pertaining to the Kona Grill, Inc. 2005 Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-127594) pertaining to the Kona Grill, Inc. 2005 Stock Award Plan,

(3)	Registration Statement (Form S-8 No. 333-127596) pertaining to the Kona Grill, Inc. 2002 Stock Plan, and

(4)	Registration Statement (Form S-8 No. 333-187314) pertaining to the Kona Grill, Inc. 2012 Stock Award Plan;

of our report dated March 31, 2014, with respect to the consolidated financial statements of Kona Grill, Inc. included in this Annual Report (Form 10-K) of Kona Grill, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 31, 2014